EXHIBIT 99.2


                          [VION PHARMACEUTICALS LOGO]





                                COMPANY CONTACT:      Vion Pharmaceuticals, Inc.
                                                      Howard B. Johnson, CFO
                                                      (203) 498-4210 phone



                   Vion Presents Clinical Data on Triapine'r'
               in Combination with Gemcitabine at ASCO'r' Meeting


NEW HAVEN, CT, June 2, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) announced today that clinical data from a Phase 1 trial of its anti-cancer agent Triapine'r' in combination with gemcitabine were presented in a poster session at the American Society of Clinical Oncology Annual Meeting in Chicago, Illinois. The trial was conducted at the City of Hope National Medical Center in Duarte, California and the Moffitt Cancer Center in Tampa, Florida.

In the study, Triapine'r' was administered intravenously over 2-4 hours followed by a 30-minute intravenous infusion of gemcitabine. Treatment was repeated weekly for three weeks followed by a week of rest. The trial enrolled 26 patients with advanced cancer of different origins whose disease had progressed after standard therapy or for which standard therapy was not considered effective.

The major observations from the trial include:

          o Triapine'r' achieves serum concentrations which are capable of enhancing gemcitabine activity in tumor cell lines.

          o A standard dose and schedule of gemcitabine can be administered with Triapine'r' and produces a toxicity profile similar to that expected for gemcitabine alone.

          o Among 22 patients that were evaluable for tumor response, three confirmed objective responses were observed, including one complete response in a patient with adenocarcinoma of unknown origin, and partial responses in a patient with non-small-cell lung cancer and a patient with esophageal cancer.

Dr. Mario Sznol, Vice President, Clinical Affairs, stated, "Viewed in the context of the preclinical data, the Phase 1 data are encouraging and support further development of Triapine'r' in combination with gemcitabine." He added, "We have initiated Phase 2 trials in non-small-cell lung cancer and pancreatic cancer. If the data from the Phase 2 trials provide additional evidence that Triapine'r' can enhance the anti-tumor activity of gemcitabine, we will initiate Phase 3 trials."

Triapine'r' is designed to be a potent inhibitor of ribonucleotide reductase, an enzyme important to DNA synthesis. Gemcitabine is sold under the brand name Gemzar'r' by Eli Lilly & Company.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at WWW.VIONPHARM.COM.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to continue as a going concern, which is dependent on securing external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                                      # # #